EXHIBIT 10.1

$30,000,000

CREDIT AGREEMENT

Dated as of June 29, 2004

among

AMKOR TECHNOLOGY, INC.
as Borrower

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CITICORP NORTH AMERICA, INC.
as Administrative Agent

and

JPMORGAN CHASE BANK
as Syndication Agent

and

MERRILL LYNCH CAPITAL CORPORATION
as Documentation Agent

and

CITIGROUP GLOBAL MARKETS INC.
as Sole Lead Arranger and Sole Bookrunner

and

J.P. MORGAN SECURITIES INC.	MERRILL LYNCH CAPITAL CORPORATION
as Arrangers

WEIL, GOTSHAL & MANGES LLP
767 FIFTH AVENUE
NEW YORK, NEW YORK 10153-0119

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule 2.3	-	Existing Letters of Credit
Schedule 4.2	-	Consents
Schedule 4.3	-	Ownership of Subsidiaries
Schedule 4.6	-	Litigation
Schedule 4.16(a)	-	Real Property
Schedule 4.16(b)	-	Leased Property
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Revolving Credit Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Letter of Credit Request
Exhibit E	-	Form of Notice of Conversion or Continuation
Exhibit F	-	Form of Opinion of Counsel for the Loan Parties
Exhibit G	-	Form of Guaranty
Exhibit H	-	Form of Pledge and Security Agreement
Exhibit I	-	Form of A/R Test Certificate

     CREDIT AGREEMENT, dated as of June 29, 2004 (this “Agreement”), among AMKOR TECHNOLOGY, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined below), the Issuers (as defined below), CITICORP NORTH AMERICA, INC. (“CNAI”), as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole lead arranger (in such capacity, the “Lead Arranger”) and sole bookrunner, JPMORGAN CHASE BANK, in its capacity as syndication agent for the Lenders and the Issuers (in such capacity, the “Syndication Agent”), and MERRILL LYNCH CAPITAL CORPORATION, in its capacity as documentation agent (in such capacity, the “Documentation Agent”; together with the Administrative Agent and the Syndication Agent, the “Agents”).

W I T N E S S E T H:

     WHEREAS, the Borrower has requested that the Lenders and Issuers make available for the purposes specified in this Agreement, a revolving credit and letter of credit facility; and

     WHEREAS, the Lenders and Issuers are willing to make available to the Borrower such revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

     Section 1.1 Defined Terms

     As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Account” has the meaning given to such term in the UCC.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Agent Affiliate” has the meaning specified in Section 9.3 (Posting of Approved Electronic Communications).

     “Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

     “Applicable Margin” means, with respect to (a) Revolving Loans maintained as Base Rate Loans, a rate equal to 2.50% per annum and (b) Revolving Loans maintained as Eurodollar Rate Loans, a rate equal to 3.50% per annum.

     “Applicable Unused Commitment Fee Rate” means 0.50% per annum.

     “Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (x) any Notice of Borrowing, Letter of Credit Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.7 (Optional Prepayments) and Section 2.8 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions to Loans and Letters of Credit) or Section 2.3(a) (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

     “Approved Electronic Platform” has the meaning specified in Section 9.3 (Posting of Approved Electronic Communications).

     “Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

     “Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by the Administrative Agent.

     “A/R Test” means, at any date of determination, the maintenance by the Borrower of a ratio of (i) Eligible Receivables as at the date of the most recently delivered A/R Test Certificate pursuant to Section 5.1(c) to (ii) Revolving Credit Outstandings at such date of not less than 3.0 to 1.0.

     “A/R Test Certificate” means a certificate in substantially the form of Exhibit I hereto, duly certified by the chief financial officer of the Borrower.

     “Asset Sale” has the meaning specified in Section 7.4 (Sale of Assets).

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

     “Available Credit” means, at any time, (a) the then effective Maximum Credit minus (b) the aggregate Revolving Credit Outstandings at such time.

     “Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following: (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; (b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and (c) 0.5% per annum plus the Federal Funds Rate.

     “Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

     “Borrower’s Accountants” means PriceWaterhouseCoopers LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent.

     “Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.

     “Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

     “Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

     “Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

     “Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the “control” (as defined in the UCC) of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

     “Cash Equivalents” means: (a) United States dollars or currency of any other sovereign nation in which the Company or any Restricted Subsidiary conducts business; (b) securities issued or direct and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with (i) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Fitch Individual Rating (formerly Thompson Bank Watch Rating) of “B” or better, or (ii) any commercial bank organized under the laws of any foreign country recognized by the United States of America having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof) and a Fitch Individual Rating (formerly Thompson Bank Watch Rating) of “B” or better; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within six months after the date of acquisition; and (f) money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

     “Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

     “Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

     “Cayman Share Mortgage” means the Cayman law Share Mortgage in respect of shares in Amkor International Holdings dated as of June 29, 2004, between Guardian Assets, Inc. and CNAI.

     “Change of Control” means the occurrence of any of the following: (a) the first date during any consecutive two year period on which a majority of the members of the board of directors of Borrower are not (i) individuals who, at the beginning of such period, were members of the board of directors of the Borrower (such members, the “Original Directors”) or (ii) Persons

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

nominated or elected to the board of directors with the approval of a majority of the Original Directors who were members of the board of directors at the time of such election or nomination; or (b) any Person or two or more Persons (other than the Existing Stockholders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over Voting Stock of Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower.

     “Citibank” means Citibank, N.A., a national banking association.

     “Closing Date” means the first date on which any Loan is made or any Letter of Credit is Issued.

     “Code” means the U.S. Internal Revenue Code of 1986, as amended.

     “Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

     “Collateral Documents” means the Pledge and Security Agreement, Cayman Share Mortgage, the Mortgages, the Securities Account Control Agreements and any other document executed and delivered by a Loan Party granting or perfecting a Lien on any of its property to secure payment of the Secured Obligations.

     “Commodity Account” has the meaning given to such term in the UCC.

     “Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

     “Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

     “Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

     “Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

     “Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

     “Customary Permitted Liens” means, with respect to any Person, any of the following Liens: (a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds; (d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property; (e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; (f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease; (g) judgment Liens not constituting a Default under Section 8.1; (h) Liens in favor of customs authorities arising as a matter of law to secured payment of duties in connection with the importation of goods; and (i) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business.

     “Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

     “Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business.

     “Dollars” and the sign “$” each mean the lawful money of the United States of America.

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

     “Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

     “Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

     “Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Borrower) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.

     “Eligible Receivables” means, at any time, the book value of the Receivables (net of allowances for doubtful accounts) of the Borrower and the Subsidiary Guarantors at such time.

     “Entitlement Holder” has the meaning given to such term in the UCC.

     “Entitlement Order” has the meaning given to such term in the UCC.

     “Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

     “Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

     “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

     “ERISA” means the United States Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

     “ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

     “Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

     “Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

     “Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

     “Event of Default” has the meaning specified in Section 8.1 (Events of Default).

     “Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary in respect of which either (a) the pledge of all of the Stock of such Subsidiary as Collateral to secure payment of the Obligations of the Borrower or (b) the guaranteeing by such Subsidiary of the Obligations of the Borrower, would, in the good faith judgment of the Borrower based on an analysis reasonably satisfactory to the Administrative Agent, result in materially adverse tax consequences to the Loan Parties and their Subsidiaries, taken as a whole.

     “Existing Agent” means Citicorp USA, Inc., in its capacity as administrative agent under the Existing Credit Agreement.

     “Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of April 22, 2003, among the Borrower, the institutions party thereto as lenders and issuing banks and the Existing Agent.

     “Existing Stockholders” means James J. Kim, Agnes C. Kim, David D. Kim Trust of December 31, 1987, John T. Kim Trust of December 31, 1987, Susan Y. Kim Trust of December 31, 1987 and Mr. H.S. Kim.

     “Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans and Letters of Credit.

     “Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable debt or equity security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by any of the chief financial officer, the chief executive officer, the corporate controller or the president of the Borrower, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, and (b) with respect to any marketable debt or equity security at any date, the closing sale price of such marketable debt or equity security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the Nasdaq Stock Market or, if there is no such closing sale price of such marketable debt or equity security, the final price for the purchase of such marketable debt or equity security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type selected by the Administrative Agent.

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

     “Fee Letter” shall mean the letter dated as of April 22, 2004, addressed to the Borrower from CNAI and the Lead Arranger and accepted by the Borrower on April 23, 2004, with respect to certain fees to be paid from time to time to CNAI and the Lead Arranger.

     “Financial Asset” has the meaning given to such term in the UCC.

     “Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.4 (Financial Statements) and Section 5.1 (Financial Statements).

     “Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

     “Fiscal Year” means the twelve month period ending on December 31.

     “Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

     “General Intangible” has the meaning given to such term in the UCC.

     “Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

     “Guaranty” means the guaranty, in substantially the form of Exhibit G (Form of Guaranty), executed by the Subsidiary Guarantors.

     “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another

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Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

     “Hedging Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar non-speculative agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

     “Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such

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Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     “Indemnified Matter” has the meaning specified in Section 10.4 (Indemnities).

     “Indemnitee” has the meaning specified in Section 10.4 (Indemnities).

     “Indentures” means the (i) Senior Notes Indenture dated as of May 13, 1999 between the Borrower and State Street Bank and Trust Company, as trustee, (ii) the Senior Notes Indenture dated as of February 20, 2001 between the Borrower and State Street Bank and Trust Company, as trustee, (iii) Senior Notes Indenture dated as of March 12, 2004 between the Borrower and Wells Fargo Bank, N.A., as trustee, (iv) the Senior Subordinated Notes Indenture, dated as of May 13, 1999 between the Borrower and State Street Bank and Trust Company, as trustee, (v) the Convertible Subordinated Notes Indenture dated as of March 22, 2000 between the Borrower and State Street Bank and Trust Company, as trustee, (vi) the Convertible Subordinated Notes Indenture dated as of May 25, 2001 between the Borrower and State Street Bank and Trust Company, as trustee, and (vii) and any other indenture governing the terms of Indebtedness incurred or issued pursuant to Section 7.1(h).

     “Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.10 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.10 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.10 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following: (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (iii) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000; and (iv) there shall be outstanding at any one time no more than five (5) Interest Periods in the aggregate.

     “Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or

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capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

     “IRS” means the Internal Revenue Service of the United States or any successor thereto.

     “Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have corresponding meanings.

     “Issuer” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers.

     “Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

     “Lead Arranger” means Citigroup Global Markets Inc., in its capacity as sole lead arranger and sole bookrunner.

     “Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

     “Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

     “Letter of Credit” means any letter of credit Issued pursuant to Section 2.3 (Letters of Credit).

     “Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

     “Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.3(a) (Letters of Credit).

     “Letter of Credit Request” has the meaning specified in Section 2.3(c) (Letters of Credit).

     “Letter of Credit Sublimit” means $10,000,000.

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

     “Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to secure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing (but excluding the interest of a lessor under an operating lease).

     “Loan” means any loan made by any Lender pursuant to this Agreement.

     “Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, the Fee Letter, each Letter of Credit Reimbursement Agreement, each Hedging Contract between any Loan Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract, each Cash Management Document, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

     “Loan Party” means each of the Borrower, each Subsidiary Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document.

     “Material Adverse Change” means any material adverse change in the business, assets, properties, liabilities (actual and contingent), condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual and contingent), operations, condition (financial or otherwise), or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or Related Documents or (c) the ability of any Loan Party to perform its Obligations under any Loan Document or Related Documents to which it is or is to be a party.

     “Maximum Credit” means, at any time, the lesser of (i) the then effective Revolving Credit Commitments and (ii) the maximum aggregate amount of Revolving Credit Outstandings which are permitted in compliance with the A/R Test at such time.

     “Moody’s” means Moody’s Investors Services, Inc.

     “Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrower or any other Loan Party, each in form and substance satisfactory to the Administrative Agent.

     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

     “Non-Funding Lender” has the meaning specified in Section 2.2(d) (Borrowing Procedures).

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     “Non-U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Non-U.S. Person.

     “Non-U.S. Person” means any Person that is not a Domestic Person.

     “Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

     “Notice of Conversion or Continuation” has the meaning specified in Section 2.10 (Conversion/Continuation Option).

     “Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Borrower under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents) and all obligations of the Borrower under any Loan Document to provide cash collateral for any Letter of Credit Obligation.

     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

     “Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

     “Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit H (Form of Pledge and Security Agreement), executed by the Borrower and each Subsidiary Guarantor.

     “Pledged Debt Instruments” has the meaning specified in the Pledge and Security Agreement.

     “Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

CREDIT AGREEMENT
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     “Projections” means those financial projections dated June 28, 2004 covering the fiscal years ending in 2004 through 2007 inclusive, to be delivered to the Lenders by the Borrower.

     “Purchasing Lender” has the meaning specified in Section 10.7 (Sharing of Payments, Etc.).

     “Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Credit Commitment of such Lender by (b) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders).

     “Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

     “Receivables” means all accounts receivable (which are trade receivables), as such terms are construed in accordance with GAAP.

     “Register” has the meaning specified in Section 2.6(b) (Evidence of Debt).

     “Reimbursement Date” has the meaning specified in Section 2.3(h) (Letters of Credit).

     “Reimbursement Obligations” means, as and when matured, the obligation of the Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) in Dollars, all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

     “Related Documents” means the Indentures and each other document and instrument executed with respect to either thereof.

     “Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

CREDIT AGREEMENT
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     “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

     “Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Requisite Lenders” means, collectively, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the sum of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”

     “Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

     “Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding.

     “Revolving Credit Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.

     “Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

     “Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Loans owing to such Lender.

     “Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time and (b) the Letter of Credit Obligations outstanding at such time.

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

     “Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.4 (Reduction and Termination of the Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 8.2 (Remedies).

     “Revolving Loan” has the meaning specified in Section 2.1 (The Revolving Credit Commitments).

     “S&P” means Standard & Poor’s Rating Services.

     “Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

     “Scheduled Termination Date” means the third anniversary of the Closing Date.

     “Secured Obligations” means, in the case of the Borrower, the Obligations, and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

     “Secured Parties” means the Lenders, the Issuers, the Administrative Agent and any other holder of any Secured Obligation.

     “Securities Account” has the meaning given to such term in the UCC.

     “Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

     “Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

     “Selling Lender” has the meaning specified in Section 10.7 (Sharing of Payments, Etc.).

     “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     “Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

     “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

     “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

     “Subsidiary Guarantor” means each Subsidiary of the Borrower party to or that becomes party to the Guaranty.

     “Supermajority Lenders” means, collectively, Lenders having at least sixty-six and two-thirds percent (66?%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, at least sixty-six and two-thirds percent (66?%) of the sum of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Supermajority Lenders.”

     “Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

     “Tax Return” has the meaning specified in Section 4.7 (Taxes).

     “Taxes” has the meaning specified in Section 2.15(a) (Taxes).

     “Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

     “UCC” has the meaning specified in the Pledge and Security Agreement.

     “Unused Commitment Fee” has the meaning specified in Section 2.11(a) (Fees).

     “Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

     “Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

     “Withdrawal Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to

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all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

     Section 1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

     Section 1.3 Accounting Terms and Principles. Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

     Section 1.4 Certain Terms

     (a) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

     (b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below,” when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

     (c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

     (d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

     (e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

     (f) The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.

     (g) Upon the appointment of any successor Administrative Agent pursuant to Section 9.7 (Successor Administrative Agent), references to CNAI in Section 9.4 (The Agent as Lenders) and to Citibank in the definitions of Base Rate and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE FACILITY

     Section 2.1 The Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s Ratable Portion of the Available Credit. Within the limits of the Revolving Credit Commitment of each Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

     Section 2.2 Borrowing Procedures

     (a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans and (D) for each Eurodollar Rate Loan, the initial Interest Period or Periods thereof. Loans shall be made as Base Rate Loans unless, subject to Section 2.13 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof. The Borrower may not request more than twelve separate Revolving Credit Borrowings.

     (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.13(a) (Determination of Interest Rate). Each Lender shall, before 11:00 a.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 10.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 10.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

     (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available

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to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

     (d) The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a “Non-Funding Lender”), including any payment in respect of its participation in Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

     Section 2.3 Letters of Credit

     (a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower and for the account of the Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and 60 days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv) and (v)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it; (ii) such Issuer shall have received any written notice of the type described in clause (d) below; (iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time; (iv) after giving effect to the Issuance of such Letter of Credit, the sum of (x) the Letter of Credit Undrawn Amounts at such time and (y) the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit; (v) (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (collectively, a “Letter of

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Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

     (b) In no event shall the expiration date of any Letter of Credit be more than one year after the date of issuance thereof; provided, however, that (x) any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Letter or Credit shall have the option to prevent such renewal and (y) by not later than the Scheduled Termination Date the Borrower shall provide cash collateral in respect of all Letters of Credit that are outstanding at such date in accordance with Section 8.3(b) (Actions in Respect of Letters of Credit).

     (c) In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least five Business Days’ prior written notice, in substantially the form of Exhibit D (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the face amount (in Dollars) of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the fifth Business Day prior to the requested Issuance of such Letter of Credit.

     (d) Subject to the satisfaction of the conditions set forth in this Section 2.3, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that (x) one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) are not on such date satisfied or duly waived or (y) one or more of events set forth in clause (a) above (other than those events set forth in clauses (a)(v)(B) and (a)(v)(C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(v)(A) above) have occurred, and ending when such conditions are satisfied or duly waived or, in the case of the events set forth in clause (a) above, when such events are no longer occurring. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

     (e) The Borrower agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

     (f) Each Issuer shall comply with the following: (i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which

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writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender); (ii) upon the request of any Lender, furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender; and (iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month and any information requested by the Borrower or the Administrative Agent relating thereto.

     (g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion of the Revolving Credit Commitments, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

     (h) The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion of such payment in immediately available Dollars. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Section 8.1(e) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to

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the Borrower in the principal amount of such payment. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in immediately available funds, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

     (i) If and to the extent such Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.

     (j) The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following: (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document; (iii) the existence of any claim, set off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction; (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and (vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or

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not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

     (k) Schedule 2.3 (Existing Letters of Credit) contains a schedule of certain letters of credit issued prior to the Closing Date by Citicorp USA, Inc. for the account of the Borrower. On the Closing Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.3 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.11(b) (Fees) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) the issuers of such Letters of Credit shall be deemed to be “Issuers” hereunder solely for the purpose of maintaining such letters of credit, (iii) the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations. No letter of credit converted in accordance with this clause (k) shall be amended, extended or renewed without the prior written consent of the Administrative Agent.

     Section 2.4 Reduction and Termination of the Commitments. The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent (which notice shall be irrevocable), permanently terminate in whole or permanently reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof. In addition, all outstanding Revolving Credit Commitments shall terminate on the Revolving Credit Termination Date.

     Section 2.5 Repayment of Loans. The Borrower promises to (a) repay the entire unpaid principal amount of the Revolving Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof, and (b) provide, on the Revolving Credit Termination Date, cash collateral for the Letter of Credit Obligations in the manner set forth in Section 8.3 (Actions in Respect of Letters of Credit).

     Section 2.6 Evidence of Debt

     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (b) The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 10.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive

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any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders and the Issuers, (ii) the Commitments of each Lender from time to time, (iii) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by the Borrower to, or for the account of, each Lender hereunder, (v) the amount that is due and payable, and paid, by the Borrower to, or for the account of, each Issuer, including the amount of Letter Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (vi) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) and the Reimbursement Obligations are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note to be considered a bearer instrument or obligation. This Section 2.6(b) and Section 10.2 shall be construed so that the Loans and Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

     (c) The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrower, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

     (d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Revolving Loans of such Lender, substantially in the forms of Exhibit B (Form of Revolving Credit Note).

     Section 2.7 Optional Prepayments. The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Revolving Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for

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such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.13(e) (Breakage Costs). The Borrower shall have no right to prepay the principal amount of any Revolving Loan other than as provided in this Section 2.7.

     Section 2.8 Mandatory Prepayments. If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the Maximum Credit at such time, the Borrower shall forthwith prepay the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 8.3(b) (Actions in Respect of Letters of Credit) in an amount equal to 100% of such excess.

     Section 2.9 Interest

     (a) Rate of Interest. All Loans and the outstanding amount of all other Obligations (other than pursuant to Hedging Contracts that are Loan Documents, to the extent such Hedging Contracts provide for the accrual of interest on unpaid obligations) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows: (i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin, and (ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Eurodollar Interest Period.

     (b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last Business Day of each calendar month, commencing on the first such day following the making of such Base Rate Loan, (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

     (c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans, and the amount of all other Obligations then due and payable, shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause Section 2.9(b) above or otherwise on demand.

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     Section 2.10 Conversion/Continuation Option

     (a) The Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit E (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

     (b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.13 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.10, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

     Section 2.11 Fees

     (a) Unused Commitment Fee. The Borrower agrees to pay in immediately available Dollars to each Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Lender exceeds such Lender’s Ratable Portion of the Revolving Credit Outstandings (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date.

     (b) Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer: (i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.25% per annum of the average daily maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided that, in no event shall such issuance fee be less than $500; (ii) to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans on the average daily maximum

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undrawn face amount of such Letter of Credit, payable in arrears (A) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.9(c) (Interest)) and shall be payable on demand; and (iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

     (c) Additional Fees. The Borrower has agreed to pay to the Administrative Agent and the Lead Arranger additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

     Section 2.12 Payments and Computations

     (a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 11:00 a.m. (New York time) on the day when due, in Dollars to the Administrative Agent at its address referred to in Section 10.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (e) or (f) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.14 (Capital Adequacy), Section 2.15 (Taxes) or Section 2.13(c) or (d) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.

     (b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods.

     (d) Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the

CREDIT AGREEMENT
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Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

     (e) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (f) below (or required to be applied in accordance with Section 2.8(a) (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion of the Revolving Credit Commitments; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

     (f) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.8(a) (Mandatory Prepayments) and clause (e) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 8.2 (Remedies), shall apply all funds on deposit in any Cash Collateral Account and all proceeds of Collateral in the following order: (i) first, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; (ii) second, to pay Secured Obligations in respect of any expense reimbursements or indemnities and Cash Management Obligations then due to the Administrative Agent; (iii) third, to pay Secured Obligations in respect of any expense reimbursements or indemnities and Cash Management Obligations then due to the Lenders and the Issuers; (iv) fourth, to pay Secured Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuers; (v) fifth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations; (vi) sixth, to pay or prepay principal amounts on the Loans and Reimbursement Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 8.3 (Actions in Respect of Letters of Credit), and to pay Cash Management Obligations and amounts owing with respect to Hedging Contracts, ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts, Cash Management Obligations, and Obligations owing with respect to Hedging Contracts; and (vii) seventh, to the ratable payment of all other Secured Obligations;

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provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses. The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses (i), (ii), (iii), and (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.

     Section 2.13 Special Provisions Governing Eurodollar Rate Loans

     (a) Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

     (b) Interest Rate Unascertainable, Inadequate or Unfair. In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

     (c) Increased Costs. If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

     (d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it

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unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

     (e) Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.9 (Interest), the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.10 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.8 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

     Section 2.14 Capital Adequacy. If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts

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submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

     Section 2.15 Taxes

     (a) Except as otherwise provided in this Section 2.15, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, each Issuer and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, such Issuer or the Administrative Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of (x) an Eligible Assignee, the date of the Assignment and Acceptance, (y) a successor Administrative Agent, the date of the appointment of such Administrative Agent, and (z) a successor Issuer, the date such Issuer becomes an Issuer) applicable to such Lender, such Issuer or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance or the date of such appointment of such Administrative Agent or the date such Issuer becomes an Issuer) and (ii) in the case of each Lender or each Issuer, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender or such Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15, such Lender, such Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

     (b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

     (c) Each Loan Party shall, jointly and severally, indemnify each Lender, each Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender, such Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This

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indemnification shall be made within 30 days from the date such Lender, such Issuer or the Administrative Agent (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 10.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

     (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.15 shall survive the payment in full of the Obligations.

     (f) (i) Each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall (v) on or prior to the Closing Date if such Non-U.S. Lender is a signatory hereto, (w) otherwise, on or prior to the date of the Assignment and Acceptance pursuant to which such Non-U.S. Lender becomes a Lender, Issuer or the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of each of the following, as applicable: (i) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form; (ii) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form; (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form; or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

     (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

CREDIT AGREEMENT
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ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

     Section 3.1 Conditions Precedent to Initial Loans and Letters of Credit

     The obligation of each Lender to make the Loans requested to be made by it on the Closing Date and the obligation of each Issuer to Issue Letters of Credit on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 10.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent:

     (a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date (and, to the extent any Borrowing of any Eurodollar Rate Loans is requested to be made on the Closing Date, in respect of the Notice of Borrowing for such Eurodollar Rate Loans, at least three Business Days prior to the Closing Date) each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

     (i) this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note of the Borrower conforming to the requirements set forth herein;

     (ii) the Guaranty, duly executed by each Subsidiary Guarantor;

     (iii) the Pledge and Security Agreement, duly executed by the Borrower and each Subsidiary Guarantor, together with each of the following: (A) evidence satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered at the Closing, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral; (B) all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such certificates, instruments and other documents executed in blank; (C) all instruments representing Pledged Debt Instruments being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Administrative Agent or in blank; provided, however, that any instruments representing Pledged Debt Instruments set forth on Schedule 2 to the Pledge and Security Agreement that have not been delivered by the Borrower on or before the Closing Date shall be delivered by the Borrower to the Administrative Agent not later than 60 days following the Closing Date (or by such later date as may be agreed to by the Administrative Agent); and (D) Securities Account Control Agreements duly executed by the appropriate Loan Party and (1) all “securities intermediaries” (as defined in the UCC) with respect to all Securities Accounts and securities entitlements of the Borrower and each Subsidiary Guarantor and (2) all “commodities intermediaries” (as defined in the UCC) with respect to all commodities contracts and commodities accounts held by the Borrower and each Subsidiary Guarantor;

     (iv) the Cayman Share Mortgage, along with certificates representing all Pledged Stock being pledged thereunder and stock powers for such certificates executed in blank;

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     (v) Mortgages and UCC fixture filings for all of the Real Properties of the Loan Parties identified on Schedule 4.16 (Real Property) (except as may be agreed to by the Administrative Agent), together with title policies, surveys, opinion(s) of counsel and other supporting documentation reasonably acceptable to the Administrative Agent; provided, however, that the Borrower shall be required to deliver a zoning verification letter in form and substance reasonably acceptable to the Administrative Agent not later than 15 Business Days following the Closing Date (or by such later date as may be agreed to by the Administrative Agent);

     (vi) a favorable opinion of (A) Wilson Sonsini Goodrich & Rosati, counsel to the Loan Parties, in substantially the form of Exhibit F (Form of Opinion of Counsel for the Loan Parties), (B) counsel to the Loan Parties in Arizona, in each case addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request and (C) counsel to the Administrative Agent as to the enforceability of this Agreement and the other Loan Documents to be executed on the Closing Date;

     (vii) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

     (viii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vii) above;

     (ix) a certificate of a Responsible Officer to the effect that (A) the condition set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) has been satisfied and (B) no litigation not listed on Schedule 4.6 (Litigation) shall have been commenced against any Loan Party or any of its Subsidiaries that would have a Material Adverse Effect;

     (x) evidence satisfactory to the Administrative Agent that the insurance policies required by Section 6.4 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of the Borrower and each other Loan Party;

     (xi) the Projections referred to in Section 4.4(b);

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     (xii) an A/R Test Certificate dated as of the Effective Date; and

     (xiii) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

     (b) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).

     (c) Refinancing of Existing Credit Agreement. (i) All obligations under the Existing Credit Agreement shall have been repaid in full, (ii) the Existing Credit Agreement and all Loan Documents (as defined therein) and all Liens thereunder shall have been terminated on terms satisfactory to the Administrative Agent and (iii) the Administrative Agent shall have received a payoff letter duly executed and delivered by the Borrower and the Existing Agent or other evidence of such termination in each case in form and substance satisfactory to the Administrative Agent.

     (d) Consents, Etc. Each of the Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Borrower and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents and the Related Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

     Section 3.2 Conditions Precedent to Each Loan and Letter of Credit

     The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

     (a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

     (b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof: (i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have

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been true and correct in all material respects as of such earlier date; and (ii) no Default or Event of Default shall have occurred and be continuing.

     (c) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

     (d) Maximum Credit. For each Revolving Loan or issuance or renewal of any Letter of Credit, after giving effect to such Revolving Loan or issuance or renewal of such Letter of Credit, the Revolving Credit Outstandings will not exceed the Maximum Credit at such time (as evidenced by an updated A/R Test Certificate, if necessary).

     (e) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

     Section 3.3 Determinations of Initial Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date and after giving effect to the Acquisition and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit):

     Section 4.1 Corporate Existence; Compliance with Law. Each Loan Party and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a

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Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

     Section 4.2 Corporate Power; Authorization; Enforceable Obligations

     (a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby: (i) are within such Loan Party’s corporate, limited liability company, partnership or other powers; (ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions to Loans and Letters of Credit) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required; (iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party, or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Related Document or any other material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), and each of which on the Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

     (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

     Section 4.3 Ownership of Subsidiaries. Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. No Stock or any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other

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than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement), options, warrants, rights of conversion or purchase or any similar rights. Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 7.3 (Investments).

     Section 4.4 Financial Statements

     (a) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of PriceWaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the twelve months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2003, there has been no Material Adverse Change.

     (b) The Projections have been prepared by the Borrower in light of the past operations of its business, and reflect projections for the three year period beginning with the Fiscal Quarter ending June 30, 2004 on a Fiscal Quarter by Fiscal Quarter basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

     Section 4.5 Solvency. Each Loan Party, individually and together with its Subsidiaries, is Solvent.

     Section 4.6 Litigation. Except as set forth on Schedule 4.6 (Litigation), there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document or any Related Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

     Section 4.7 Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) which, to the knowledge of the Borrower, are required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where

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contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP.

     Section 4.8 Full Disclosure. The information prepared or furnished by or on behalf of any Loan Party in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents taken as a whole does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading; provided, however, that to the extent that any such statement constitutes a projection of future financial performance, such statement is only represented and warranted hereby to have been made in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of the information, exhibit or report, and represented, at the time of delivery, the Borrower’s best estimate of such future financial performance.

     Section 4.9 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

     Section 4.10 No Burdensome Restrictions; No Defaults. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it, other than those defaults which in the aggregate would not have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     Section 4.11 Investment Company Act; Public Utility Holding Company Act. None of the Borrower nor any Subsidiary of the Borrower is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

     Section 4.12 Use of Proceeds. The proceeds of the Loans and the Letters of Credit are being used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely for working capital and general corporate purposes in compliance with all applicable Requirements of Law.

     Section 4.13 Labor Matters. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

     Section 4.14 ERISA. Each employee benefit plan of the Borrower or any of its Subsidiaries which is intended to qualify under Section 401 of the Code does so qualify, and

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any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures in the aggregate would not have a Material Adverse Effect. Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that in the aggregate would not have a Material Adverse Effect. There has been no, nor is there reasonably expected to occur, any ERISA Event which would have a Material Adverse Effect. None of the Borrower, any of the Borrower’s Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

     Section 4.15 Environmental Matters. The operations of the Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that in the aggregate would not have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries or any real property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that in the aggregate would not have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Part B permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

     Section 4.16 Title; Real Property; Leased Property. Set forth on Schedule 4.16(a) (Real Property) is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries in the United States, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents. Set forth on Schedule 4.16(b) (Leased Property) is a complete and accurate list of all leases of real property in the United States under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

ARTICLE V

REPORTING COVENANTS

     The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

     Section 5.1 Financial Statements

     The Borrower shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

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     (a) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Borrower as fairly presenting the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

     (b) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by the Borrower’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

     (c) A/R Test Certificate. Within twenty Business Days after the end of each month, an A/R Test Certificate as at the end of the previous month (which shall include calculations showing compliance with the A/R Test), certified by the chief financial officer of the Borrower; provided, however, that (i) the Borrower may, in its discretion, voluntarily furnish to the Administrative Agent an updated A/R Test Certificate, certified by the chief financial officer of the Borrower, during the interim period before a new A/R Test Certificate is required to be delivered under this clause (c) and (ii) at any time within 10 days after the Administrative Agent may reasonably request, the Borrower shall furnish to the Administrative Agent an updated A/R Test Certificate, certified by the chief financial officer of the Borrower.

     (d) Business Plan. Not later than 45 days prior to the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of the Borrower and its Subsidiaries for the next succeeding Fiscal Year approved by the chief financial officer of the Borrower and reviewed by the Board of Directors of the Borrower, (ii) forecasts prepared by management of the Borrower for each fiscal month in the next succeeding Fiscal Year and (iii) forecasts prepared by management of the Borrower for each of the succeeding Fiscal Years through the Fiscal Year in which the Revolving Credit Termination Date is scheduled to occur, including, in each instance described in

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clauses (ii) and (iii) above, a projected year-end Consolidated balance sheet and income statement and statement of cash flows.

     Section 5.2 Default Notices. As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or could reasonably be expected to have a Material Adverse Change, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

     Section 5.3 Litigation. Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting the Borrower or any of Subsidiary of the Borrower that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrower or such Subsidiary, expose the Borrower or such Subsidiary to liability in an amount aggregating $1,000,000 or more or that, if adversely determined, would have a Material Adverse Effect.

     Section 5.4 SEC Filings; Press Releases. Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of the Borrower’s reports on Form 10-K and Form 10-Q.

     Section 5.5 Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify.

     Section 5.6 ERISA Matters. The Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following: (a) promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event; (b) promptly and in any event within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such ERISA Event or waiver request and the action, if any, the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and (c) simultaneously with the date that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

     Section 5.7 Environmental Matters. Promptly after the assertion or occurrence thereof, the Borrower shall give the Administrative Agent notice of the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law against any Loan Party or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or permit, approval,

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identification number, license or other authorization required under any Environmental Law that could reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

     Section 5.8 Other Information. The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any Subsidiary of the Borrower as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VI

AFFIRMATIVE COVENANTS

     The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

     Section 6.1 Preservation of Corporate Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Section 7.4 (Sale of Assets) and 7.7 (Restriction on Fundamental Changes).

     Section 6.2 Compliance with Laws, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 6.3 Payment of Taxes, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful and material governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP.

     Section 6.4 Maintenance of Insurance. The Borrower shall maintain for, itself, and shall cause to be maintained for each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

     Section 6.5 Keeping of Books. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower and each such Subsidiary.

     Section 6.6 Maintenance of Properties, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

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     Section 6.7 Ledger. The Borrower shall maintain or cause to be maintained at its address specified in Section 10.8 hereof a ledger or ledgers as evidence of Indebtedness permitted pursuant to clause (f) of Section 7.1.

     Section 6.8 Environmental. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with Environmental Laws, except where the failure to comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that is reasonably likely to result in the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $1,000,000 in the aggregate with respect to that Release or other event, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws, except, with respect to clauses (a) and (b), to the extent that the failure to do so would not have, or could not reasonably be expected to have, a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any actions pursuant to this Section 6.8 to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

     Section 6.9 Additional Collateral and Guaranties

     To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Wholly-Owned Subsidiaries of any Loan Party after the Closing Date), the Borrower agrees promptly to do, or cause each of its Subsidiaries to do, each of the following, unless otherwise agreed by the Administrative Agent:

     (a) deliver to the Administrative Agent such duly executed supplements and amendments to the Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Domestic Subsidiary that is a Wholly-Owned Subsidiary of the Borrower (other than (i) Amkor Investment Holdings, Co.; provided, that within sixty days following the Closing Date, such Subsidiary shall have been dissolved or shall at all times thereafter have total assets of less than $10,000 and (ii) any other Domestic Subsidiary which has total assets of less than $10,000 and which, when taken together with all other Wholly-Owned Subsidiaries that are Domestic Subsidiaries but are not Subsidiary Guarantors, have total assets not exceeding $30,000 in the aggregate) guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, in no event shall any Excluded Foreign Subsidiary be required to guaranty the payment of the Obligations;

     (b) deliver to the Administrative Agent such duly-executed joinder and amendments to the Pledge and Security Agreement and, if applicable, other Collateral Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to (i) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents and other debt

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Securities of any Subsidiary of the Borrower that are owned by the Borrower or any of its Subsidiaries and requested to be pledged by the Administrative Agent and (ii) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in all property interests and other assets of any Loan Party; provided, however, in no event shall (x) any Loan Party or any of its Subsidiaries be required to pledge in excess of 66% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (y) any assets of any Excluded Foreign Subsidiary be required to be pledged, unless the Borrower and the Administrative Agent otherwise agree;

     (c) deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

     (d) to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent; and

     (e) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

     (f) To the extent not previously delivered to the Administrative Agent, upon written request of the Administrative Agent, the Borrower shall, and shall cause each Subsidiary Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, promptly and in any event not later than 45 days after receipt of such notice (or, if such notice is given by the Administrative Agent prior to the acquisition of such Real Property or Lease, immediately upon such acquisition), a Mortgage on any Real Property or Lease of the Borrower or such Subsidiary Guarantor, together with title policies, surveys, opinion(s) of counsel and other supporting documentation reasonably acceptable to the Administrative Agent.

     Section 6.10 Control Accounts

     (a) The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine; provided, however, that no Cash Collateral Account shall be established with respect to the assets of any Excluded Foreign Subsidiary. The Borrower agrees that each such Cash Collateral Account shall meet the requirements set forth in the definition of “Cash Collateral Account”. Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower;

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provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of the Borrower, any Subsidiary of the Borrower or any other Loan Party or Person claiming on behalf of or through the Borrower, any Subsidiary of the Borrower or any other Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations.

     Section 6.11 Performance of Related Documents. The Borrower shall perform and observe all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms and, upon request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as the Borrower or any of its Subsidiaries is entitled to make under such Related Document.

     Section 6.12 Joint Ventures, Mergers, Acquisitions. Upon the establishment of any joint venture, or upon the consummation of any merger or acquisition transaction permitted pursuant to Section 7.7, the Borrower shall notify the Administrative Agent of such transaction, and thereafter provide the Administrative Agent with such information as the Administrative Agent may reasonably request with respect thereto, including any memorandum of understanding and joint venture agreement and any acquisition or merger agreement prepared in connection therewith and any documents or instruments relating to or evidencing the incurrence or assumption of Indebtedness by such joint venture or any Subsidiary (including any Person which becomes a Subsidiary) of the Borrower in connection with such transaction.

ARTICLE VII

NEGATIVE COVENANTS

     The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

     Section 7.1 Indebtedness

     The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

     (a) the Secured Obligations (other than in respect of Hedging Contracts which are not permitted to be incurred pursuant to clause (g) below) and Guaranty Obligations in respect thereof;

     (b) Indebtedness existing on the date of this Agreement and disclosed on Schedule 7.1 (Existing Indebtedness);

     (c) Guaranty Obligations incurred by the Borrower or any Subsidiary Guarantor in respect of (i) Indebtedness of the Borrower or any Subsidiary Guarantor that is otherwise permitted by this Section 7.1 (other than clause (a) above) and (ii) the obligations of

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any other Subsidiary or joint venture; provided that after giving effect to the incurrence of such Guaranty Obligation, the Investment in such Subsidiary or joint venture is otherwise permitted;

     (d) Capital Lease Obligations and purchase money Indebtedness incurred by the Borrower or a Subsidiary of the Borrower to finance the acquisition of fixed assets; provided, however, that the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness (including any refinancing thereof pursuant to clause (e) below) shall not exceed $150,000,000 at any time;

     (e) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (b) or (d) above or this clause (e); provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrower or any Subsidiary of the Borrower obligated thereunder, including as to weighted average maturity and final maturity, than the Indebtedness being renewed, extended, refinanced or refunded;

     (f) Indebtedness arising from intercompany loans (i) from the Borrower to any Subsidiary Guarantor, (ii) from any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor or (iii) as long as no Default or Event of Default has occurred and is continuing or would result therefrom, from the Borrower or any Subsidiary of the Borrower to any Subsidiary of the Borrower that is not a Subsidiary Guarantor;

     (g) Obligations under Hedging Contracts permitted under Section 7.12 (No Speculative Transactions) with an aggregate notional principal amount not to exceed $400,000,000 at any time outstanding; provided that the aggregate notional principal amount of Indebtedness in respect of interest rate future or option contracts, currency future or option contracts shall not exceed $100,000,000 at any time outstanding;

     (h) Solely with respect to the Borrower, unsecured Indebtedness not otherwise permitted under this Section 7.1;

     (i) Indebtedness arising from the endorsement of negotiable instruments for depositor collection or similar transactions in the ordinary course of business;

     (j) Indebtedness of any Subsidiary that is not a Wholly-Owned Subsidiary constituting an Investment under Section 7.3;

     (k) Indebtedness of any Person existing at the time such Person is merged with or into the Borrower or any of its Subsidiaries, to the extent permitted as a merger under Section 7.7 and an Investment under Section 7.3; provided, that such Indebtedness is not incurred in connection with or in contemplation of such merger; and

     (l) other Indebtedness; provided that the aggregate principal amount of such other Indebtedness outstanding at any time does not exceed a principal amount of $150,000,000.

     Section 7.2 Liens, Etc.

     The Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets,

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whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

     (a) Liens created pursuant to the Loan Documents;

     (b) Liens existing on the date of this Agreement and disclosed on Schedule 7.2 (Existing Liens);

     (c) Customary Permitted Liens on the assets of the Borrower and the Borrower’s Subsidiaries;

     (d) purchase money Liens granted by the Borrower or any of its Subsidiaries (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Borrower’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 7.1(d) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease, and any accessions, additions, parts, fixtures, improvements and attachments thereto and the proceeds thereof;

     (e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 7.1(e) (Indebtedness); and

     (f) Liens on assets other than Collateral which are not otherwise permitted by the foregoing clauses of this Section 7.2 securing Indebtedness or other liabilities of any Loan Party; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $50,000,000 at any time.

     Section 7.3 Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to make or maintain, directly or indirectly, any Investment unless, after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result from such Investment; provided, however, that loans or advances to employees of the Borrower or any of its Subsidiaries that would be in violation of Section 402 of the Sarbanes-Oxley Act shall in no event be permitted hereunder.

     Section 7.4 Sale of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), unless (a) after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result from the consummation of such Asset Sale and (b) such Asset Sale is for Fair Market Value; provided, however, no such Asset Sale shall be permitted pursuant to this Section 7.4 if it involves the disposition of all or substantially all of the assets of the Borrower or any of its Subsidiaries taken as a whole.

     Section 7.5 Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any

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sum for any Restricted Payment unless, after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result from the making of such Restricted Payment.

     Section 7.6 Prepayment of Indebtedness; Modification of Related Documents. The Borrower shall not, and shall not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, any Indebtedness unless, after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result from such payment; provided, however, that making any payment in violation of any subordination terms of any Indebtedness shall in no event be permitted hereunder. Except to the extent permitted by this Section 7.6 or by Section 7.1(e), the Borrower shall not, and it shall not permit any of its Subsidiaries to, consent to or accept or agree to any amendment, modification or change to the subordination or any provisions or terms of any Related Document that impairs, or could reasonably be expected to impair, the rights and interests of any Agent, any Lender or Issuer.

     Section 7.7 Restriction on Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) merge with any Person, (b) consolidate with any Person, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (e) enter into any joint venture or partnership with any Person or (f) acquire or create any Subsidiary unless (i) after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result from such transaction, (ii) in the cases of clauses (a) and (b), if the Borrower or a Subsidiary Guarantor is a party to such transaction, after giving effect thereto, the Borrower or a Subsidiary Guarantor, respectively, shall be the surviving entity and (iii) (in the case of clause (c)) such acquisition is consensual and shall have been approved by the board of directors (or the equivalent governing body) of such Person and the representations and warranties referred to in Section 3.2(b) would be true as though made on the date of consummation of such acquisition. Notwithstanding anything in this Section 7.7 to the contrary, any Subsidiary that is not a Subsidiary Guarantor may merge or consolidate with any other Subsidiary that is not a Subsidiary Guarantor so long as, after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result from such transaction.

     Section 7.8 Change in Nature of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to enter into any line of business other than the line of business presently conducted by the Borrower and its Subsidiaries and/or lines of business reasonably related or supplementary thereto or reasonable extensions thereof, as determined by the board of directors of the Borrower from time to time.

     Section 7.9 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge. Except pursuant to (a) the Loan Documents, (b) any agreements or instruments evidencing Existing Indebtedness or Indebtedness permitted under Section 7.1(e), Section 7.1(h) or, in the case of a merger not involving the Borrower or any Subsidiary Guarantor, Section 7.1(k) (such Indebtedness pursuant to Sections 7.1(h) or (k) not to contain restrictions on subsidiary distributions or negative pledges which are more restrictive in any material respect than the Loan Documents), (c) any agreements governing purchase money Indebtedness or Capital Lease Obligations permitted by Section 7.1(b), (d) or (e) (Indebtedness) (in which latter case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any agreement for the sale of assets on arm’s length terms permitted by Section 7.4 solely to the extent that such agreement prohibits the transfer of the assets subject

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thereto, (e) customary anti-assignment provisions contained in leases, licenses and other contracts permitted under this Agreement which are entered into on arm’s length terms in the ordinary course of business, and consistent with the past practice, of the Borrower and its Subsidiaries, (f) any encumbrance or restriction existing by virtue of or arising under, applicable law, regulation, order, approval, license, permit or similar restriction, in each case issued or imposed by a Governmental Authority, (g) agreements for the sale of or other disposition of a Subsidiary other than a Subsidiary Guarantor that restricts dividends, distributions, loans, advances or transfers by such Subsidiary pending its sale or other disposition, (h) agreements entered into with respect to Liens securing Indebtedness otherwise permitted to be incurred pursuant to this Agreement that limit the right of the Company or any of its Subsidiaries to dispose of the assets subject to such Lien, (i) agreements in connection with joint ventures, partnerships, stock sales and other similar agreements entered into in the ordinary course of business that restrict dividends, distributions, loans, advances or transfers by the applicable joint venture or partnership and (j) customary restrictions on cash or other deposits or net worth maintenance requirements imposed by customers under contracts entered into in the ordinary course of business, the Borrower shall not, and shall not permit any of its Subsidiaries to, (x) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (y) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

     Section 7.10 Modification of Constituent Documents. The Borrower shall not, and shall not permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect the rights and privileges of the Borrower or any Subsidiary of the Borrower and do not materially and adversely affect the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral.

     Section 7.11 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, except as otherwise expressly permitted herein, engage in any transactions with any of their Affiliates on terms that are not fair and reasonable or are less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would have obtained in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that the following items shall not be transactions with Affiliates and, therefore, will not be subject to the provisions of this Section 7.11: (a) any employment agreement or arrangement entered into by the Borrower or any of its Subsidiaries or any employee benefit plan available to the employees of the Borrower and its Subsidiaries generally, in each case in the ordinary course of business and consistent with the past practice of the Borrower or such Subsidiary; (b) transactions between or among the Borrower and/or its Subsidiaries; (c) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Borrower and indemnity provided on behalf of officers, directors and employees of the Borrower or any of its Subsidiaries as determined in good faith by the Board of Directors of the Borrower; (d) any restricted payments that are permitted by Section 7.5 hereof.

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     Section 7.12 No Speculative Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

ARTICLE VIII

EVENTS OF DEFAULT

     Section 8.1 Events of Default

     Each of the following events shall be an Event of Default:

     (a) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation and such non-payment continues for a period of three Business Days after the due date therefor; or

     (b) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

     (c) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.1 (Financial Statements), Section 5.2 (Default Notices), 6.1 (Preservation of Corporate Existence, Etc), 6.9 (Additional Collateral and Guaranties) or Article VII (Negative Covenants) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 15 Business Days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

     (d) (i) the Borrower or any of its Subsidiaries shall fail to make any payment on any Indebtedness of the Borrower or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $10,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other default or other similar event shall occur or similar condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

     (e) (i) the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment,

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protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower or any of its Subsidiaries (but not instituted by the Borrower or any of its Subsidiaries) either such proceedings shall remain undismissed or unstayed for a period of 30 days or more or any action sought in such proceedings shall occur or (iii) the Borrower or any of its Subsidiaries shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

     (f) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount in excess of $10,000,000, to the extent not covered by insurance, shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 15 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (g) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $10,000,000 in the aggregate; or

     (h) any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

     (i) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or any Loan Party shall so state in writing; or

     (j) there shall occur any Change of Control.

     Section 8.2 Remedies. During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 8.1(e) (Events of Default), (x) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may

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exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

     Section 8.3 Actions in Respect of Letters of Credit. (a) If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Requisite Lenders, irrespective of whether it is taking any of the actions described in Section 8.1 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 10.8 (Notices, Etc.), for deposit in a Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations.

     (b) Upon the Scheduled Termination Date or as and when required by Section 2.3(b) (Letters of Credit) or Section 2.8 (Mandatory Prepayments), the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 10.8 (Notices, Etc.), for deposit in a Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations.

     (c) The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.12(f) (Payments and Computations), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

ARTICLE IX

THE ADMINISTRATIVE AGENT; THE AGENTS

     Section 9.1 Authorization and Action. Each Lender and each Issuer hereby appoints CNAI as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents. Each Lender and each Issuer hereby appoints (i) JPMorgan Chase Bank as Syndication Agent and (ii) Merrill Lynch Capital Corporation as Documentation Agent, and hereby authorizes each of them to act in their respective capacity on behalf of such Lender and such Issuer in accordance with the terms of this Agreement and the other Loan Documents. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the

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Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers except to the limited extent provided in Section 2.6(b), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees. The Lead Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity. Notwithstanding anything to the contrary contained in this Agreement, each of the Documentation Agent and the Syndication Agent is a Lender designated as “Documentation Agent” or “Syndication Agent”, as the case may be, for title purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement.

     Section 9.2 Administrative Agent’s Reliance, Etc. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 2.6 (Evidence of Debt), (b) may rely on the Register to the extent set forth in Section 10.2(c) (Assignments and Participations), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

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     Section 9.3 Posting of Approved Electronic Communications. Each of the Lenders, the Issuers and the Borrower agree, and the Borrower shall cause each Subsidiary Guarantor to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers, and the Borrower acknowledges and agrees, and the Borrower shall cause each Subsidiary Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers, and the Borrower hereby approves, and the Borrower shall cause each Subsidiary Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrower shall cause each Subsidiary Guarantor to understand and assume, the risks of such distribution. The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No Warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects) is made by the agent affiliates in connection with the approved electronic communications or the approved electronic platform. Each of the Lenders, the Issuers, and the Borrower agree, and the Borrower shall cause each Subsidiary Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

     Section 9.4 The Agent as Lenders. With respect to its Ratable Portion, each Agent that is a Lender shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, each Agent in its individual capacity as a Lender or as one of the Requisite Lenders. Each Agent and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if such Agent were not acting as Agent.

     Section 9.5 Lender Credit Decision. Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon any Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the

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Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

     Section 9.6 Indemnification. Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

     Section 9.7 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article IX as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

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     Section 9.8 Release of Collateral and Subsidiary Guarantors. Each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (b) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following: (a) all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans, all Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuers); (b) any assets that are subject to a Lien permitted by Section 7.2(d) or (e) (Liens, Etc.); and (c) any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement) and, where such sale or disposition is of a Subsidiary Guarantor, each of the Lenders and the Issuers authorize the Administrative Agent to release such Subsidiary Guarantor from its obligations under the Guaranty upon the consummation of such sale or disposition. Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 9.8 promptly upon the effectiveness of any such release.

     Section 9.9 Collateral Matters Relating to Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Agents, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be

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heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 10.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 10.7 (Sharing of Payments, Etc.).

ARTICLE X

MISCELLANEOUS

     Section 10.1 Amendments, Waivers, Etc.

     (a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of an amendment to cure any ambiguity, omission, defect or inconsistency, signed by the Administrative Agent and the Borrower, (y) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (z) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following: (i) waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) or 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), subject to the provisions of Section 3.3 (Determinations of Initial Borrowing Conditions); (ii) increase the Revolving Credit Commitment of such Lender or subject such Lender to any additional obligation; (iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.8 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment; (iv) reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof); (v) reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender; (vi) postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment; (vii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder; (viii) release all or substantially all of the Collateral except as provided in Section 9.8 (Release of Collateral) or release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Subsidiary Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Subsidiary Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); or (ix) amend Section 9.8 (Release of Collateral), Section 10.7 (Sharing of Payments, Etc.), this Section 10.1 or either definition of the terms “Requisite Lenders” or

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“Ratable Portion”; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Supermajority Lenders (or by the Administrative Agent with the consent of the Supermajority Lenders), do any of the following: (i) amend or otherwise modify the definition of the terms “A/R Test”, “Eligible Receivables”, “Receivables”, “Change of Control”, “Eligible Assignee”; or (ii) amend or otherwise modify Section 2.3(b) (Letters of Credit), Section 2.12 (Payments and Computations), Section 8.2 (Remedies) and Section 10.2 (Assignments and Participations); provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; and provided, further, that the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any typographical error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer.

     (b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     Section 10.2 Assignments and Participations

     (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Revolving Loans and the Letters of Credit); provided, however, that (i) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Borrower and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld or delayed); provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Sections 2.14 (Capital Adequacy), or 2.15 (Taxes) to the Eligible Assignee any payment in excess of the amount that Borrower would have been obligated to pay to such assigning Lender in respect of such interest had such assignment not been made, and provided, further, that, notwithstanding any other provision of this Section 10.2, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing.

     (b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and the receipt by the Administrative Agent from the

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assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

     (c) The Administrative Agent shall maintain at its address referred to in Section 10.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and Issuers and the principal amount of the Loans and Reimbursement Obligations owing to each Lender from time to time and the Revolving Credit Commitments of each Lender. Any assignment pursuant to this Section 10.2 shall not be effective until such assignment is recorded in the Register.

     (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B (Form of Revolving Credit Note).

     (e) In addition to the other assignment rights provided in this Section 10.2, each Lender may pledge or assign as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (i) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (ii) without consent of the Administrative Agent or the Borrower, any holder of, or trustee for the benefit of, the holders of such Lender’s Securities; provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder or substitute such pledgee or assignee for such Lender as a party hereto.

     (f) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by

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any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 9.8 (Release of Collateral). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.14 (Capital Adequacy) and 2.15 (Taxes) and of Section 2.13(d) (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.14 (Capital Adequacy), 2.15 (Taxes) or 2.13(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold and provided, further, that such participant in the rights and obligations of such Lender shall have no right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

     (g) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender, subject to the provisions of Section 2.6(b) (Evidence of Debt) relating to notations of transfer in the Register. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 10.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.3 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

     Section 10.3 Costs and Expenses

     (a) The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers and insurance advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the

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Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, the Acquisition, the Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, the Acquisition, the Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

     (b) The Borrower further agrees to pay or reimburse the each Agent, Lender and Issuer upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by such Agent, Lender or such Issuer in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

     Section 10.4 Indemnities

     (a) The Borrower agrees to indemnify and hold harmless each Agent, Lender and Issuer (including each Person obligated on a Hedging Contract that is a Loan Document if such Person was a Lender or Issuer at the time of it entered into such Hedging Contract) and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit,

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any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 10.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.

     (b) The Borrower shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

     (c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

     (d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 10.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to

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the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

     Section 10.5 Limitation of Liability

     (a) The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Related Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each of the Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     (B) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     Section 10.6 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

     Section 10.7 Sharing of Payments, Etc.

     (a) If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 10.6 (Right of Set-off) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 10.3 (Costs and Expenses) or 10.4 (Indemnities) (other than payments pursuant to Sections 2.13 (Special Provisions Governing Eurodollar Rate Loans), 2.14 (Capital Adequacy) or 2.15 (Taxes) or otherwise receives any

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Sections 2.13 (Special Provisions Governing Eurodollar Rate Loans), 2.14 (Capital Adequacy) or 2.15 (Taxes) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (including pursuant to Section 10.6 (Right of Set-off))) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

     (b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

     (c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 10.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     Section 10.8 Notices, Etc.

     (a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)	if to the Borrower:

Amkor Technology, Inc.
Goshen Corporate Park
1345 Enterprise Drive
West Chester, PA 19380
Attention: Kenneth T. Joyce, Chief Financial Officer
Telecopy no: 610-431-9967
E-Mail Address: kjoyc@amkor.com

     (ii) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

     (iii) if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices); and

     (iv) if to the Administrative Agent:

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

CITICORP NORTH AMERICA, INC.
390 Greenwich Street
New York, New York 10013
Attention: Suzanne Crymes, Director
Telecopy no: (212) 723-8547
E-Mail Address: suzanne.crymes@citigroup.com

with a copy to:

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue,
New York, New York 10153-0119
Attention: Daniel S. Dokos, Esq.
Telecopy no: (212) 310-8007
E-Mail Address: daniel.dokos@weil.com

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

     (b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device, when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facility) or Article IX (The Administrative Agent) shall not be effective until received by the Administrative Agent.

     (c) Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications electronically (in a format acceptable to the Administrative Agent) to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement.

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

     Section 10.9 No Waiver; Remedies. No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 10.10 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

     Section 10.11 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

     Section 10.12 Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Borrower hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Borrower at its address specified in Section 10.8 (Notices, Etc.). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     Section 10.13 Waiver of Jury Trial. EACH OF THE AGENTS, THE LENDERS, THE ISSUERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

     Section 10.14 Marshaling; Payments Set Aside. None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     Section 10.15 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

     Section 10.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

     Section 10.17 Entire Agreement. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

     Section 10.18 Confidentiality. Each Lender and the Administrative Agent agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the

CREDIT AGREEMENT
AMKOR TECHNOLOGY, INC.

case may be, on a non-confidential basis from a source other than the Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees and participants of any option described in Section 10.2(f) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 10.18. Notwithstanding any other provision in this Agreement, the Borrower hereby agrees that the Borrower (and its officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facility and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such U.S. tax treatment and U.S. tax structure.

[SIGNATURE PAGES FOLLOW]

     In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMKOR TECHNOLOGY, INC. as Borrower
By:	/s/ KENNETH JOYCE
	Name:	Kenneth Joyce
	Title:	Chief Financial Officer

CITICORP NORTH AMERICA, INC., as Administrative Agent and Lender
By:	/s/ SUZANNE CRYMES
	Name:	Suzanne Crymes
	Title:	Vice President

JPMORGAN CHASE BANK, as Syndication Agent and Lender
By:	/s/ WILLIAM RINDFUSS
	Name:	William Rindfuss
	Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION, as Documentation Agent and Lender
By:	/s/ ANTHONY J. LAFAIRE
	Name:	Anthony J. Lafaire
	Title:	Director

CITIBANK, N.A., as Issuer
By:	/s/ SUZANNE CRYMES
	Name:	Suzanne Crymes
	Title:	Vice President

[SIGNATURE PAGE TO AMKOR TECHNOLOGY, INC. CREDIT AGREEMENT]